UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2014

Camden National Corporation (Exact name of registrant as specified in its charter)

Maine	01-28190	01-0413282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Elm Street, Camden, Maine	04843
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 236-8821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 25, 2014, the Board of Directors of Camden National Corporation (the "Company") elected S. Catherine Longley to serve as a member of the Board of Directors effective April 1, 2014. Ms. Longley will serve as a member of the Board of Directors and the Capital Planning committee of the Company until the 2015 Annual Meeting of Shareholders.
Ms. Longley is the senior vice president of finance and administration and treasurer at Bowdoin College in Brunswick, Maine. A position Ms. Longley has held since 2002. Prior to joining Bowdoin College, Ms. Longley served as the commissioner of the Maine Department of Professional and Financial Regulation in the cabinet of former Governor Angus S. King, Jr. from 1995 to 2002. From 1983 to 1995, Ms. Longley practiced law at the firm of Verrill & Dana, LLC located in Portland, Maine as a partner in its corporate law department. Ms. Longley currently serves as a trustee of Wheaton College in Norton, Massachusetts, as a director of Maine Employers Mutual Insurance Company in Portland, Maine, and as a member of the Subscriber Advisory Board of United Educators, a reciprocal risk retention group, in Chevy Chase, Maryland.
There are no understandings or arrangements between Ms. Longley and any other person pursuant to which Ms. Longley was selected as a director of the Company. Mr. Longley does not have any family relationship with any director or executive officer of the Company.
In connection with her service as a director, Ms. Longley will receive the Company’s standard non-employee director cash compensation. Specifically, Ms. Longley will receive the $8,750 annual cash retainer and $1,000 per attended meeting of the Board of Directors, and she will receive $500 for each committee and Camden National Bank board meeting attended.
Camden National Corporation is governed by an 11 member board of directors, of which ten members are independent, including its chair, Karen W. Stanley.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2014

CAMDEN NATIONAL CORPORATION (Registrant)

By:	/s/ DEBORAH A. JORDAN
Deborah A. Jordan Chief Financial Officer and Principal Financial & Accounting Officer